Exhibit 99.1

Quantum Technologies Announces Resignation of Chief Executive Officer and Executive Chairman of the Board

Irvine, Calif., May 11, 2012/PRNewswire/ Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) (Nasdaq: QTWW), announced today that Alan P. Niedzwiecki, the Company’s President and Chief Executive Officer, and Dale L. Rasmussen, the Company’s Executive Chairman of the Board, resigned from their respective positions with the Company and as members of the Company’s board of directors, effective immediately.

The Company also announced that W. Brian Olson, who had been serving as the Company’s Chief Financial Officer, was appointed to serve as interim Chief Executive Officer and Bradley J. Timon, who had been serving as the Company’s Corporate Controller, was appointed to serve as interim Chief Financial Officer. The board of directors will promptly commence a search for a permanent Chief Executive Officer and Chief Financial Officer.

The Company further announced that in light of the events described above, the Company’s 2012 Annual Meeting of Stockholders has been rescheduled to August 9, 2012 and the record date was established as June 15, 2012.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, natural gas vehicle storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., and affiliate, Asola Solarpower GmbH, complement Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms, and manufacture of high efficiency solar modules. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about the products and services of Quantum and Schneider Power at http://www.qtww.com.